UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2007

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) Effective as of August 3, 2007, YTB International, Inc. (“YTB” or the “Company”) entered into a contract (the “Building Two Purchase Contract”) with Meridian Land Company, Inc. (“Meridian”) to purchase the real property located at 600 Country Club View (but which is commonly known as Two Country Club View), Edwardsville, Illinois 62025 (the “Building Two Property”). YTB had been leasing approximately 5,000 of square feet at the premises located on the Building Two Property from Meridian for a five year term under that certain Commercial Lease Agreement (the “Building Two Lease”), dated August 4, 2005, by and between Meridian, as lessor, and YTB, as lessee, which was to expire on October 31, 2010. The Building Two Lease will be terminated upon the closing of YTB’s acquisition of the Building Two Property.

YTB’s entry into the Building Two Purchase Contract is the result of Meridian’s exercise of a two year option (the “Building Two Put Option”), pursuant to the Building Two Lease, to sell the Building Two Property to YTB. Under the Building Two Put Option, Meridian has the right to sell the Building Two Property to YTB (to be accompanied by Meridian’s payment of $1.00) in exchange for one million eight hundred seventy five thousand (1,875,000) shares of YTB’s common stock, of which six hundred twenty-five thousand (625,000) shares will be Class A Common Stock and one million two hundred fifty thousand (1,250,000) shares will be Class B Common Stock. The finalized terms of the Building Two Put Option and Meridian’s exercise thereof are reflected in an amendment to the Building Two Lease which was entered into by Meridian and YTB on August 3, 2007 (the “Building Two Lease Amendment”). The entry into the Building Two Lease Amendment has resulted in the execution and delivery of the Building Two Purchase Contract.

As per the terms of the Building Two Lease Amendment, at the closing of YTB’s acquisition of the Building Two Property (which, under the Building Two Purchase Contract, is to occur on or before September 1, 2007), Meridian is to deliver title to the Building Two Property to YTB, free and clear of all liens, encumbrances and security interests, other than (i) a mortgage (the “Building Two Mortgage”) with respect to indebtedness owed by Meridian to a bank (the “Bank”) for which the aggregate principal amount outstanding as of August 3, 2007 was $1,996,416 and (ii) certain other leasehold estates held by current tenants at the building located on the Building Two Property. Despite the prospective transfer of the Building Two Property to YTB, Meridian will still be obligated to (x) continue to make all payments (whether principal or interest) with respect to the Building Two Mortgage and the related indebtedness owed to the Bank and (y) repay the indebtedness owed to the Bank and retire the Building Two Mortgage on or prior to the fifteen (15) month anniversary of the closing of YTB’s acquisition of the Building Two Property. Meridian has furthermore agreed to hold YTB harmless for failure to make any payments to the Bank related to the Building Two Mortgage.

At all times following the closing of the Building Two Property acquisition, YTB will be obligated to pay all real estate and other property taxes and all fees and expenses related to ownership of the Building Two Property (with the exception of payments to the Bank with respect to the Building Two Mortgage). Furthermore, YTB has agreed, at all times following the closing of the Building Two Property acquisition until the repayment by Meridian of the indebtedness owed with respect to the Building Two Mortgage, to remit to Meridian the rental payments that it collects under any other leases that burden the Building Two Property, provided that Meridian uses such rental payment proceeds solely towards repayment of indebtedness (whether principal or interest) owed to the Bank with respect to the Building Two Mortgage, and, provided further, that upon Meridian’s retirement of the Building Two Mortgage, YTB may terminate any such other leases burdening the Building Two Property at its sole discretion in order to occupy any portion, or all, of the premises located on the Building Two Property.

Under the Building Two Lease Amendment, Meridian has been granted customary “piggy-back” registration rights by YTB with respect to the 1,875,000 shares of YTB’s common stock that it will receive upon the closing of YTB’s acquisition of the Building Two Property, subject, in the case of any future underwritten offering in which Meridian may seek to include such shares, to the right of a managing underwriter to exclude such shares from such offering due to marketing limitations.

Meridian is controlled by Timothy Kaiser, M.D. and Clay Winfield, each of whom is a member of the Company’s Board of Directors. As with the original Building Two Lease transaction, YTB’s entry into the Building Two Purchase Contract and the Building Two Lease Amendment, and its acceptance of the terms of the Building Two Put Option, as amended, were each approved by the independent members of the Company’s Board of Directors. The Company believes that the terms for the acquisition of the Building Two Property are commercially available terms and are as favorable to the Company as terms that would be obtainable from an unaffiliated party.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Amendment to Commercial Lease, dated August 3, 2007, by and between Meridian Land Company, Inc, and YTB International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: August 7, 2007	By:	/s/ John Clagg
Name: John Clagg
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Description

10.1	Amendment to Commercial Lease, dated August 3, 2007, by and between Meridian Land Company, Inc, and YTB International, Inc.